Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports First Quarter 2026 Financial Results
•Total revenue of $788.7 million increased 11.7% over the prior year quarter
•Net income of $88.1 million increased 15.8% over the prior year quarter
•Diluted EPS of $0.39 increased 14.7% over the prior year quarter
•Adjusted net income of $96.2 million increased 27.4% over the prior year quarter
•Adjusted EBITDA of $226.7 million increased 18.3% over the prior year quarter
•Adjusted diluted EPS of $0.42 increased 23.5% over the prior year quarter
•Raised 2026 outlook

CHANHASSEN, Minn. (May 5, 2026) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal first quarter ended March 31, 2026.
Bahram Akradi, Founder, Chairman and CEO, stated: “Our first quarter results reflect strong execution and continued momentum across our business. Our growth strategy remains on track. We are on schedule to open this year’s planned 12 to 14 new clubs, which are predominantly large-format, ground-up athletic country clubs. Membership engagement continues to rise, our membership mix is improving, and in-center performance remains robust. Supported by a solid balance sheet, low leverage, and strong cash generation, we are well positioned for continued growth.”
Financial Summary

	Three Months Ended
($ in millions, except for Average center revenue per center membership data)	March 31,
	2026	2025	Percent Change
Total revenue	$788.7	$706.0	11.7%
Center operations expenses	$406.7	$371.0	9.6%
Rent	$89.9	$81.2	10.7%
General, administrative and marketing expenses (1)	$59.6	$57.8	3.1%
Net income	$88.1	$76.1	15.8%
Adjusted net income	$96.2	$75.5	27.4%
Adjusted EBITDA	$226.7	$191.6	18.3%
Comparable center revenue (2)	8.6%	12.9%
Center memberships, end of period	837,903	826,374	1.4%
Average center revenue per center membership	$930	$844	10.2%
(1)    The three months ended March 31, 2026 and 2025 included non-cash share-based compensation expense of $9.1 million and $10.3 million, respectively.
(2)    The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
First Quarter 2026 Information
•Revenue increased 11.7% to $788.7 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues including from improved membership mix, membership growth in our new and ramping centers and higher member utilization of our in-center offerings, particularly in Dynamic Personal Training.
•Center memberships of 837,903 increased by 11,529, or 1.4%, when compared to March 31, 2025, and increased by 15,523, or 1.9%, from December 31, 2025, consistent with seasonality expectations and continued improvement in membership mix, including a significant reduction in qualified memberships administered through medical insurance providers, which have significantly lower average dues.
•Total subscriptions, which include center memberships and on-hold memberships, of 888,050 increased 0.9% compared to March 31, 2025.

•Center operations expenses increased 9.6% to $406.7 million primarily due to operating costs related to our new and ramping centers, additional center operating expenses related to increased club utilization in our mature centers, as well as costs to support in-center business revenue growth.
•General, administrative and marketing expenses increased 3.1% to $59.6 million primarily due to increases in center support overhead to enhance and broaden our member services and experiences.
•Net income increased 15.8% to $88.1 million primarily due to business performance, slightly offset by $12.6 million of income tax benefits in the prior period due to a significant exercise of stock options by our Chief Executive Officer that were set to expire in 2025.
•Adjusted net income increased 27.4% to $96.2 million and Adjusted EBITDA increased 18.3% to $226.7 million as we experienced greater flow through of our increased revenue.
New Center Openings
•We opened one new center during the first quarter of 2026.
•As of March 31, 2026, we operated a total of 190 centers.
Cash Flow Highlights
•Net cash provided by operating activities for the three months ended March 31, 2026 was $198.8 million, an increase of 8.1% compared to the prior year period.
•On April 29 and April 30, 2026, we completed two sale-leaseback transactions for five properties and net proceeds of approximately $200 million.
•Our capital expenditures by type of expenditure were as follows:

	Three Months Ended
($ in millions)	March 31,
	2026	2025	Percent Change
Growth capital expenditures (1)	$205.2	$93.5	119.5%
Maintenance capital expenditures (2)	$31.5	$29.4	7.1%
Modernization and technology capital expenditures (3)	$23.3	$19.6	18.9%
Total capital expenditures	$260.0	$142.5	82.5%
(1)    Consist of new center land and construction, initial major remodels of acquired centers, major remodels of existing centers that expand existing square footage, asset acquisitions including the purchase of previously leased centers and other growth initiatives.
(2)    Consist of capital expenditures required to maintain the operating condition of our existing centers.
(3)    Consist of capital expenditures related to updates and enhancements to our existing centers, technology investments, and corporate infrastructure.
Liquidity and Capital Resources
•Our net debt leverage ratio improved to 1.6 times as of March 31, 2026, from 2.0 times as of March 31, 2025.
•As of March 31, 2026, our total available liquidity was $736.9 million, which included $616.9 million of availability on our $650.0 million revolving credit facility and $120.0 million of cash and cash equivalents. At March 31, 2026, there were no outstanding borrowings under our revolving credit facility and there were $33.1 million of outstanding letters of credit.
2026 Outlook
Full-Year 2026 Guidance

			Percent	Year Ending
	Year Ending	Year Ended	Change	December 31, 2026
	December 31, 2026	December 31, 2025	(Using	(Guidance as of
($ in millions)	(Guidance)	(Actual)	Midpoints)	February 24, 2026)
Total revenue	$3,320 – $3,350	$2,995.3	11.3%	$3,300 – $3,330
Rent	$378 – $386	$339.2	12.6%	$378 – $388
Net Income	$340 – $345	$373.7	(8.3)%	$330 – $336
Adjusted net income	$378 – $386	$325.5	17.4%	$369 – $378
Adjusted EBITDA	$925 – $940	$825.2	13.0%	$910 – $925

The Company is reiterating the following expectations for fiscal 2026 as outlined in its fourth quarter and full-year 2025 results announced on February 24, 2026:
•Open 12 to 14 new clubs, most of which will be large-format, ground-up construction clubs. We expect the total square footage of our 2026 class of clubs to be approximately 1.2 million square feet, nearly double the square footage of each of our 2024 class and 2025 class of clubs. We expect the majority of our 2026 class of clubs to open in the back half of the year, including six to seven in the fourth quarter of 2026.
•Maintenance capital expenditures of $140 to $150 million, modernization and technology capital expenditures of $130 to $140 million, and growth capital expenditures of $875 to $915 million.
•Manage our net debt to Adjusted EBITDA leverage ratio to maintain at or below 2.00 times.
•Provision for income tax rate estimate of 28%.
The Company is also updating the following operational and financial expectations for fiscal 2026:
•Complete approximately $400 million of sale-leaseback transactions, increased from $300 million.
•Comparable center revenue growth of 6.9% to 7.5%, which includes our ramping and mature centers, increased from 6.3% to 7.3%.
•Rent to include non-cash rent expense of $31 million to $34 million, increased from $24 million to $27 million.
•Cash income tax expense of $80 million to $83 million, increased from $57 million to $59 million, reflecting the normalization of cash taxes following the utilization of net operating loss carryforwards in the prior year and lower tax depreciation.
•Interest expense, net of interest income, of approximately $59 million to $63 million, and net of $28 million to $30 million of capitalized interest expense related to construction in progress. This is an increase from $56 million to $60 million, net of $33 million to $35 million of capitalized interest expense related to construction in progress.
•Year-end weighted-average diluted common shares outstanding of approximately 228 million to 230 million, not including any incremental impact that may occur as a result of our $500 million share buyback program, decreased from 229 million to 231 million.

Conference Call Details
A conference call to discuss our first quarter financial results is scheduled for today:
•Date: Tuesday, May 5, 2026
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 1Q 2026 Earnings Call
•A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.
Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the call’s conclusion and may be accessed at: https://ir.lifetime.life.
Conference Call – A replay of the conference call will be available after 1:00 p.m. ET the same day through May 22, 2026:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1375 6339
Earnings Supplement Presentation
The Company has made available supplemental material regarding its revenue growth strategy, memberships, and cash flow on its investor relations website at https://ir.lifetime.life.
# # #
About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its more than 190 athletic country clubs across the U.S. and Canada, the complementary and comprehensive Life Time app featuring its L•AI•C™ AI-powered health companion, and more than 25 iconic athletic events. Serving people ages 90 days to 90+ years, the Life Time ecosystem uniquely delivers healthy living, healthy aging, and healthy entertainment experiences, a range of unique healthy way of life programs, highly trusted LTH nutritional supplements and more. Recognized as a Great Place to Work®, the Company is committed to upholding an exceptional culture for its over 45,000 team members.

Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with GAAP, including Adjusted net income, Adjusted net income per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income, net income per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or liquidity or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income is defined as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations. Free cash flow is defined as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter or year. Our leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance, and management believes that free cash flow assists investors and analysts in evaluating our liquidity and cash flows, including our ability to make principal payments on our indebtedness and to fund our capital expenditures and working capital requirements. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for fiscal year 2026, growth, strength of its balance sheet, net debt and leverage, capital expenditures, interest expense, consumer demand, industry and economic trends, member engagement and mix, tax rates and expense, rent expense, expected number of diluted common shares outstanding, expected number, size and timing of new center openings, successful signings and closings of sale-leaseback transactions (including the amount, pricing and timing thereof) and the timing, amount and price of any share repurchase. These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and the growth of our business including the competitive and economic environment, risks relating to our brand, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2026 (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Connor Wienberg, Investor Relations // cwienberg@lt.life or 952-229-7401
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue:
Center revenue	$767,566	$685,654
Other revenue	21,134	20,387
Total revenue	788,700	706,041
Operating expenses:
Center operations	406,704	370,987
Rent	89,891	81,165
General, administrative and marketing	59,631	57,847
Depreciation and amortization	80,693	70,919
Other operating expense	16,943	17,453
Total operating expenses	653,862	598,371
Income from operations	134,838	107,670
Other income (expense):
Interest expense, net of interest income	(15,697)	(25,107)
Equity in earnings (loss) of affiliates	126	(16)
Total other expense	(15,571)	(25,123)
Income before income taxes	119,267	82,547
Provision for income taxes	31,169	6,405
Net income	$88,098	$76,142

Income per common share:
Basic	$0.40	$0.36
Diluted	$0.39	$0.34
Weighted-average common shares outstanding:
Basic	221,853	211,958
Diluted	227,454	223,619

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$119,951	$204,807
Restricted cash and cash equivalents	30,232	27,362
Accounts receivable, net	25,476	24,092
Center operating supplies and inventories	67,028	67,618
Prepaid expenses and other current assets	80,315	61,881
Total current assets	323,002	385,760
Property and equipment, net	3,799,840	3,633,229
Goodwill	1,235,359	1,235,359
Operating lease right-of-use assets	2,472,648	2,479,804
Intangible assets, net	180,532	180,810
Other assets	94,489	92,989
Total assets	$8,105,870	$8,007,951
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,193	$90,249
Construction accounts payable	124,844	143,545
Deferred revenue	63,250	60,309
Accrued expenses and other current liabilities	226,100	214,351
Current maturities of debt	20,705	21,848
Current maturities of operating lease liabilities	81,585	79,208
Total current liabilities	608,677	609,510
Long-term debt, net of current portion	1,482,099	1,485,939
Operating lease liabilities, net of current portion	2,558,596	2,555,513
Deferred income taxes, net	182,122	172,217
Other liabilities	55,105	58,561
Total liabilities	4,886,599	4,881,740
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 222,447 and 221,077 shares issued and outstanding, respectively	2,225	2,211
Additional paid-in capital	3,184,562	3,183,032
Retained earnings (accumulated deficit)	41,196	(46,902)
Accumulated other comprehensive loss	(8,712)	(12,130)
Total stockholders’ equity	3,219,271	3,126,211
Total liabilities and stockholders’ equity	$8,105,870	$8,007,951

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$88,098	$76,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,693	70,919
Deferred income taxes	8,429	1,177
Share-based compensation	10,548	11,909
Non-cash rent expense	2,354	3,403
Impairment charges associated with long-lived assets	18	966
Loss on disposal of property and equipment, net	827	128
Amortization of debt discounts and issuance costs	930	906
Changes in operating assets and liabilities	5,526	17,926
Other	1,370	380
Net cash provided by operating activities	198,793	183,856
Cash flows from investing activities:
Capital expenditures	(260,016)	(142,482)
Other	(96)	839
Net cash used in investing activities	(260,112)	(141,643)
Cash flows from financing activities:
Repayments of debt	(5,686)	(5,559)
Proceeds from revolving credit facility	—	125,000
Repayments of revolving credit facility	—	(135,000)
Repayments of finance lease liabilities	(417)	(842)
Proceeds from stock option exercises	7,328	27,880
Common stock share repurchases	(10,702)	—
Employee tax withholding associated with net share-settled share-based awards	(11,017)	(4,069)
Other	(4)	(30)
Net cash (used in) provided by financing activities	(20,498)	7,380
Effect of exchange rates on cash and cash equivalents and restricted cash and cash equivalents	(169)	—
(Decrease) increase in cash and cash equivalents and restricted cash and cash equivalents	(81,986)	49,593
Cash and cash equivalents and restricted cash and cash equivalents – beginning of period	232,169	27,878
Cash and cash equivalents and restricted cash and cash equivalents – end of period	$150,183	$77,471

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership data)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Membership Data
Center memberships	837,903	826,374
On-hold memberships	50,147	53,377
Total memberships	888,050	879,751

Revenue Data
Membership dues and enrollment fees	73.1%	73.2%
In-center revenue	26.9%	26.8%
Total Center revenue	100.0%	100.0%

Membership dues and enrollment fees	$561,454	$501,653
In-center revenue	206,112	184,001
Total Center revenue	$767,566	$685,654

Average Center revenue per center membership (1)	$930	$844
Comparable center revenue (2)	8.6%	12.9%

Center Data
Net new center openings (3)	1	1
Total centers (end of period) (3)	190	180
Total center square footage (end of period) (4)	18,400,000	17,700,000

GAAP and Non-GAAP Financial Measures
Net income	$88,098	$76,142
Net income margin (5)	11.2%	10.8%
Adjusted net income (6)	$96,222	$75,537
Adjusted net income margin (6)	12.2%	10.7%
Adjusted EBITDA (7)	$226,655	$191,588
Adjusted EBITDA margin (7)	28.7%	27.1%
Center operations expense	$406,704	$370,987
Pre-opening expenses (8)	$2,212	$1,373
Rent	$89,891	$81,165
Non-cash rent expense (open properties) (9)	$800	$2,295
Non-cash rent expense (properties under development) (9)	$1,554	$1,108
Net cash provided by operating activities	$198,793	$183,856
Free cash flow (10)	$(61,223)	$41,374
(1)    We define Average Center revenue per center membership as Center revenue less On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.

(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During the three months ended March 31, 2026, we opened one center.
(4)    Total center square footage (end of period) reflects the aggregate square footage, excluding the areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. We use this metric for evaluating the efficiencies of a center as of the end of the period. These figures are approximations.
(5)    Net income margin is calculated as net income divided by total revenue.
(6)    We present Adjusted net income as a supplemental measure of our performance. We define Adjusted net income as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments.
Adjusted net income margin is calculated as Adjusted net income divided by total revenue.
The following table provides a reconciliation of net income and income per common share, the most directly comparable GAAP measures, to Adjusted net income and Adjusted net income per common share:

	Three Months Ended
	March 31,
($ in thousands, except per share data)	2026	2025
Net income	$88,098	$76,142
Share-based compensation expense (a)	10,548	11,909
Capital transaction costs (b)	—	920
Other (c)	450	186
Taxes (d)	(2,874)	(13,620)
Adjusted net income	$96,222	$75,537

Income per common share:
Basic	$0.40	$0.36
Diluted	$0.39	$0.34
Adjusted income per common share:
Basic	$0.43	$0.36
Diluted	$0.42	$0.34
Weighted-average common shares outstanding:
Basic	221,853	211,958
Diluted	227,454	223,619
(a)    Share-based compensation expense recognized during the three months ended March 31, 2026 was associated with stock options, restricted stock units, performance stock units, our employee stock purchase plan (“ESPP”), and liability-classified awards related to our 2026 short-term incentive plan. Share-based compensation expense recognized during the three months ended March 31, 2025 was associated with stock options, restricted stock units, performance stock units, our ESPP and liability-classified awards related to our 2025 short-term incentive plan.
(b)    Represents one-time costs related to capital transactions, including debt and equity offerings that are non-recurring in nature.
(c)    Includes (i) legal-related expenses in pursuit of our claim against Zurich of $0.1 million for the three months ended March 31, 2025 and (ii) other immaterial transactions or items that are unusual or non-recurring in nature of $0.5 million and $0.1 million for the three months ended March 31, 2026 and 2025, respectively.
(d)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income using the effective income tax rates for the respective periods. We updated the Taxes amount used to arrive at Adjusted net income for the three months ended March 31, 2025 to include $12.6 million in income tax benefits resulting from a significant exercise of stock options by our Chief Executive Officer that were set to expire in 2025. This change did not impact our condensed consolidated financial statements prepared in accordance with GAAP, but it did decrease our non-GAAP Adjusted net income and Adjusted income per common share for the three months ended March 31, 2025.
(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations.

Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended
	March 31,
($ in thousands)	2026	2025
Net income	$88,098	$76,142
Interest expense, net of interest income	15,697	25,107
Provision for income taxes	31,169	6,405
Depreciation and amortization	80,693	70,919
Share-based compensation expense (a)	10,548	11,909
Capital transaction costs (b)	—	920
Other (c)	450	186
Adjusted EBITDA	$226,655	$191,588
(a) – (c)    See the corresponding footnotes to the table in footnote 6 immediately above.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
(10)    Free cash flow, a non-GAAP financial measure, is calculated as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales.
The following table provides a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended
	March 31,
($ in thousands)	2026	2025
Net cash provided by operating activities	$198,793	$183,856
Capital expenditures, net of construction reimbursements	(260,016)	(142,482)
Free cash flow	$(61,223)	$41,374

Reconciliation of Net Income to Adjusted EBITDA Trailing Twelve Months
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	March 31, 2026	March 31, 2025
Net income	$385,627	$207,465
Interest expense, net of interest income	72,853	135,799
Provision for income taxes	144,596	49,019
Depreciation and amortization	306,119	279,697
Share-based compensation expense	50,389	55,317
Gain on sale-leaseback transactions	(12,785)	(2,618)
Capital transaction costs	611	920
Legal settlements	(38,629)	1,815
Asset impairments	5,791	—
Employee retention credits	(54,572)	—
Other	242	(5,023)
Adjusted EBITDA	$860,242	$722,391
Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	March 31, 2026	March 31, 2025
Current maturities of debt	$20,705	$22,732
Long-term debt, net of current portion	1,482,099	1,498,106
Total Debt	$1,502,804	$1,520,838
Less: Fair value adjustment	91	246
Less: Unamortized debt discounts and issuance costs	(16,835)	(19,162)
Less: Cash and cash equivalents	119,951	59,001
Net Debt	$1,399,597	$1,480,753
Trailing twelve-month Adjusted EBITDA	860,242	722,391
Net Debt Leverage Ratio	1.6x	2.0x
Reconciliation of Net Income to Adjusted Net Income Guidance for the Year Ending 2026
($ in millions)
(Unaudited)

Year Ending
December 31, 2026
Net income	$340 – $345
Share-based compensation expense	53 – 57
Taxes	(15) – (16)
Adjusted net income	$378 – $386

Reconciliation of Net Income to Adjusted EBITDA Guidance for the Year Ending 2026
($ in millions)
(Unaudited)

Year Ending
December 31, 2026
Net income	$340 – $345
Interest expense, net of interest income	63 – 59
Provision for income taxes	132 – 134
Depreciation and amortization	337 – 345
Share-based compensation expense	53 – 57
Adjusted EBITDA	$925 – $940